Exhibit 5.1 and 23.2

PEARLMAN SCHNEIDER LLP
Attorneys-at-Law
2200 Corporate Boulevard, N.W., Suite 210
Boca Raton, Florida 33431-7307

Telephone
James M. Schneider, Esq.	(561) 362-9595
Charles B. Pearlman, Esq.
Brian A. Pearlman, Esq.	Facsimile
(561) 362-9612

December 19, 2012

Proguard Acquisition Corp. 3400 SW 26 Terrace, Suite A-8 Fort Lauderdale, FL 33312

RE:	Registration Statement on Form S-1 (the "Registration Statement") of Proguard Acquisition Corp. (the "Company")

Ladies and Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission in connection with the registration for public resale of an aggregate of 81,858,584 shares (the "Registerable Shares") of the Company's common stock, $0.001 par value per share, consisting of 66,640,156 shares of outstanding common stock and 15,215,428 shares of common stock issuable upon exercise of common stock purchase warrants, all as described in the Registration Statement.

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation, as amended, and Bylaws of the Company, as amended; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Registerable Shares; (c) the Registration Statement and the exhibits thereto; (d) the agreements, instruments and documents pursuant to which the Registerable Shares were or are to be issued; and (e) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon and subject to the foregoing, we are of the opinion that the Registerable Shares presently issued are validly issued, fully paid and non-assessable, and the balance of Registerable Shares, when issued in accordance with their terms and, upon receipt by the Company of the agreed upon consideration therefor, will be validly issued, fully paid and non-assessable. We express no opinion as to matters governed by or the laws of any jurisdiction other than the Florida Business Corporations Act, the laws of the State of Florida and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

Sincerely,

/s/ PEARLMAN SCHNEIDER LLP
Pearlman Schneider LLP